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                                                                       EXHIBIT 8


                            BOSE McKINNEY & EVANS LLP
                          135 North Pennsylvania Street
                                   Suite 2700
                           Indianapolis, Indiana 46204




September 29, 1999

Emmis Communications Corporation
One Emmis Plaza
40 Monument Circle
Indianapolis, Indiana  46204

Gentlemen:

     We have acted as counsel to Emmis Communications Corporation, an Indiana corporation (the "Company"), in connection with the registration by the Company of approximately 2.5 million shares of the Company's Series A Cumulative Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), to be sold by the Company (plus an underwriters' overallotment option). The Series A Preferred Stock is the subject of a Registration Statement, as amended (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended. In connection therewith, you have requested our opinion regarding certain United States Federal income tax matters discussed in the Registration Statement. All capitalized terms used herein have their respective meanings as set forth in the Registration Statement unless otherwise stated.

     In rendering the opinions stated below, we have examined and relied, with your consent, upon the Registration Statement and such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinion referred to in this letter.

     In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents, and have not been subsequently amended, (ii) the signatures on each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, and (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms.




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Emmis Communications Corporation
September 29, 1999
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     Based upon and subject to the foregoing, we are of the opinion that the tax consequences of the ownership of Series A Preferred Stock will be consistent with the discussion contained in the section entitled "Certain United States Federal Tax Considerations" in the Registration Statement.

     The opinions set forth in this letter represent our conclusions as to the application of federal income tax laws existing as of the date of this letter to the transactions described herein. We can give no assurance that legislative enactments, administrative changes or court decisions may not be forthcoming that would modify or supersede our opinions. Moreover, there can be no assurance that positions contrary to our opinions will not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions. Further, the opinions set forth above represent our conclusions based upon the documents, facts and representations referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations could affect the opinions referred to herein. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of the facts referred to in this letter.

     We express no opinion as to any federal income tax issue or other matter except those set forth or confirmed above. We consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 filed under the Securities Act of 1933 relating to the Series A Preferred Stock and any registration statement filed under Rule 462 relating to such registration statement and to the reference to our firm under the heading "Legal Matters" in the Registration Statement.

Very truly yours,

/s/ BOSE MCKINNEY & EVANS LLP